EXHIBIT 3.246
LIMITED LIABILITY COMPANY AGREEMENT
OF
CSRA HOLDINGS, LLC
The undersigned hereby executes this Limited Liability Company Agreement (this “LLC Agreement”) as the sole shareholder (the “Shareholder “) of CSRA Holdings, LLC (the “Company”), a Delaware limited liability company formed on June 22, 2006 pursuant to the provisions of the Delaware Limited Liability Company Act (the “Act”).
The name of the Company shall be CSRA Holdings, LLC. The Company may adopt and conduct its business under such assumed or trade names as the Shareholder may from time to time determine. The Company shall file any assumed or fictitious name certificates as may be required to conduct business in any state.
WHEREAS, the Shareholder desires to enter into this Agreement to define formally and express the terms of the Company and the Shareholder’s rights and obligations with respect thereto.
NOW, THEREFORE, the Shareholder hereby agrees as follows:
1. Purpose. The Company may engage in any lawful business permitted by the Act, including without limitation, acquiring, constructing, developing, owning, operating, selling, leasing, financing and otherwise dealing with real property and healthcare businesses.
2. Contributions. The Shareholder shall not be required to make any additional contributions of capital to the Company, although the Corporation may from time to time agree to make additional capital contributions to the Company.
3. Registered Office and Agent. The address of the registered and principal office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and the name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.
4. Term. The term of the Company shall be perpetual.
5. Return of Contributions. Prior to the dissolution of the Company, no Shareholder shall have the right to receive any distributions of or return of its capital contribution.
6. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Shareholder or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
7. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Shareholder.

8. Distributions. Distributions shall be made to the Shareholder at the times and in the aggregate amounts determined by the Shareholder.
9. Powers. The business and affairs of the Company shall be managed by the Shareholder. The Shareholder shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. Rebecca Hurley is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments and/or restatements to the Certificate of Formation of the Company and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The Shareholder hereby designates the following persons to serve as officers and/or managers (in the capacity set forth after their names), each until such person’s successor shall have been duly appointed or until such person’s earlier resignation or removal:

James D. Shelton.	President
Rebecca Hurley	Senior Vice President, General Counsel & Secretary
Thomas H. Frazier, Jr.	Senior Vice President
W. Stephen Love	Senior Vice President and CFO
Joe Johnson	Vice President and Assistant Secretary
Robert P. Frutiger	Vice President
Valerie K. Flinn	Vice President
The officers and managers of the Company shall have such authority and perform such duties in the management of the Company as may be determined by the Shareholder or as provided herein or under the Act to one or more managers.
10. Resignation. The Shareholder shall not resign from the Company (other than pursuant to a transfer of the Shareholder’s entire corporation’s interest in the Company to a single substitute Shareholder, including pursuant to a merger agreement that provides for a substitute Shareholder pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.
11. Admission of Substitute Shareholder. A person who acquires the Shareholder’s corporation interest by transfer or assignment shall be admitted to the Company as a shareholder upon the execution of this Agreement or a counterpart of this Agreement and thereupon shall become the “Shareholder” for purposes of this Agreement.
12. Liability of Shareholder, Directors and Officers. Neither the Shareholder nor any director or officer of the Company shall have any liability for the obligations or liabilities of the Company except to the extent provided herein or in the Act.
13. Indemnification. The Company shall indemnify and hold harmless each director and officer of the Company and the Shareholder and its partners, stockholders, officers, directors, managers, employees, agents and representatives and the partners, stockholders, officers, directors, managers, employees, agents and representatives of such persons to the fullest extent permitted by the Act.

14. Amendment. This Agreement may be amended from time to time with the consent of the Shareholder.
15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
16. Prior Agreements.. This Agreement supersedes any prior limited liability company agreement applicable to the Company.
The Corporation hereby agrees that all other terms of the Company shall be controlled and interpreted in accordance with the Act.
IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement to be effective as of the date of formation of the Company as referenced above.
SOLE SHAREHOLDER:
QHG GEORGIA HOLDINGS, INC.
By: /s/ Rebecca Hurley
Name: Rebecca Hurley
Title: Senior Vice President

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